Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
FOURTH QUARTER AND YEAR END RESULTS

Phoenix, AZ – January 26, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 increased 23.2% to $785.5 million compared with $637.6 million for the corresponding quarter of 2003. The fourth quarter of 2004 includes $74.6 million of fuel surcharge revenue versus $21.0 million in 2003. Excluding this fuel surcharge revenue, revenues increased 15.3%. Net earnings were $36.8 million or 50 cents per share, compared to $26.7 million or 31 cents per share for the fourth quarter of 2003. The results for the fourth quarter of 2004 and 2003 include a $1.0 million and $1.4 million noncash pre-tax benefit for the decrease in market value of interest rate derivative agreements, respectively. The Company’s net earnings per share prior to the adjustment for interest rate derivatives would have been 49 cents and 30 cents for the fourth quarter of 2004 and 2003, respectively.

For the year ended December 31, 2004, the Company’s revenues were $2.8 billion compared to $2.4 billion in 2003. The year ended 2004 includes $189.7 million of fuel surcharge revenue versus $88.8 million in 2003. Excluding this fuel surcharge revenue, revenues increased 12.9%. Net earnings for the year ended December 31, 2004 were $103.5 million or $1.29 per share, compared to $79.4 million or 94 cents per share, for the same period in 2003. The results for the year ended December 31, 2004 and 2003 include a $2.6 million and $2.1 million noncash pre-tax benefit for the reduction in market value of the interest rate derivative agreements, respectively. The Company’s net earnings per share prior to the change in fair market value of the interest rate derivatives would have been $1.27 and 92 cents for the years ended December 31, 2004 and 2003, respectively.

Management believes the presentation of earnings without the impact of the interest rate derivative agreements is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Our results for the fourth quarter are a reflection of the continuing efforts of our drivers and support personnel, a strong freight environment and customers’ acceptance of our revised fuel surcharge program. We are encouraged by our 61% improvement in earnings per share and are committed to continuing this profitability improvement while maintaining our high standard of service to our customers.”

As previously reported, for some time, we have been engaged in discussions and negotiations with potential purchasers of certain non-core assets comprising our autohaul business. In the fourth quarter of 2004, we entered into a non-binding letter of intent with Auto Carrier Holdings, Inc. (ACH) that contemplates the sale to ACH of our autohaul business and the majority of our autohaul revenue producing equipment, as well as our Selkirk terminal and shop facility.

On January 25, 2005, our board of directors authorized management to negotiate definitive documentation providing for the sale of these assets to ACH for a purchase price of $46.5 million, which includes a $17.0 million note payable to Swift over a six-year period. As part of this transaction, Swift would also be required to provide certain bookkeeping and other related services to ACH on a transitional basis. The book value of the assets to be sold, and the value of related services, is approximately $50.5 million.

Based on an evaluation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we estimate that the transaction will result in a non-cash charge for impairment to the book value of certain of the assets to be sold of approximately $4.0 million on a pre-tax basis. This non-cash charge will be recognized under generally accepted accounting principles in the fourth quarter of 2004.

We expect this transaction to be finalized during the first quarter of 2005, subject to the negotiation of definitive agreements, receipt of purchaser financing and other customary closing conditions.

In addition, Swift announced the extension of its existing accounts receivable securitization program. Under the amended agreement, the committed term was extended to December 21, 2005.

Swift will hold a conference call with a slide presentation to discuss these results at 11:00 AM Eastern time on Thursday, January 27, 2005. Individuals with questions may dial in at 1-800-480-8614. For others, and to view a copy of the slide presentation, the conference call will be broadcast live on the Internet at http://www.fulldisclosure.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning Swift’s projected earnings and financial performance (including forecasts of uninsured claims expense), recent trends in fuel prices and freight demand, the proposed sale of our autohaul business and other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following: (i) excess capacity in the trucking industry; (ii) significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, to the extent not offset by increases in freight rates or fuel surcharges; (iii) difficulty in attracting and retaining qualified drivers and owner operators, especially in light of the current shortage of qualified drivers and owner operators; (iv) recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which the Company has a significant concentration of customers; (v) seasonal factors such as harsh weather conditions that increase operating costs; (vi) increases in driver compensation to the extent not offset by increases in freight rates; (vii) the inability of the Company to continue to secure acceptable financing arrangements; (viii) the ability of the Company to continue to identify and combine acquisition candidates that will result in successful combinations; (ix) an unanticipated increase in the number of claims for which the Company is self insured; (x) a significant reduction in or termination of the Company’s trucking services by a key customer; (xi) the loss of key executives; (xii) new or more comprehensive regulations with respect to fuel emissions, hours in service, or ergonomics; (xiii) a spill or other accident involving hazardous substances; (xiv) the depressed market for used equipment, particularly tractors; (xv) the possibility that the Company may not realize the expected benefits of its litigation settlement with an insurance carrier; (xvi) our rating assigned by the Federal Motor Carrier Safety Division, which was recently proposed as “conditional,” (xvii) the impact of the Department of Transportation’s recently adopted regulations concerning the maximum number of hours of service that commercial truck drivers may operate and (xviii) the impact of ongoing governmental investigations and reviews, as well as shareholder suits, involving the Company and members of management. In addition, the ability of the Company to successfully complete the proposed sale of its autohaul business is subject to various risks, many of which are outside of our control, including the successful negotiation of a mutually satisfactory definitive agreement, the receipt by the purchaser of required financing and the satisfaction of other customary conditions to the closing of the sale.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three months and year ended December 31, 2004 and 2003 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Year ended
	December 31,				December 31,
	2004		2003		2004		2003
Operating revenue	$785,477	100%	$637,568	100%	$2,826,201	100%	$2,397,655	100%
Operating expenses:
Salaries, wages and benefits	255,703	32.5	230,707	36.2	971,683	34.4	872,453	36.4
Operating supplies and expenses	73,600	9.4	61,144	9.6	274,088	9.7	233,148	9.7
Fuel	134,030	17.1	83,066	13.0	446,752	15.8	326,749	13.6
Purchased transportation	140,432	17.9	115,417	18.1	499,790	17.7	417,182	17.4
Rental expense	20,823	2.7	23,248	3.7	81,431	2.9	82,405	3.4
Insurance and claims	25,287	3.2	18,137	2.8	94,850	3.4	94,685	3.9
Depreciation and amortization	49,856	6.3	37,889	5.9	183,808	6.5	150,602	6.3
Communication and utilities	7,574	1.0	6,953	1.1	30,366	1.0	28,149	1.2
Operating taxes and licenses	16,839	2.1	15,165	2.4	62,866	2.2	51,241	2.2

Total operating expenses	724,144	92.2	591,726	92.8	2,645,634	93.6	2,256,614	94.1

Operating income	61,333	7.8	45,842	7.2	180,567	6.4	141,041	5.9

Interest expense	5,480	.7	4,491	.6	18,931	.6	16,202	.7
Interest income	(133)		(276)		(908)		(770)
Other (income) expense	25		(1,451)	(.2)	2,595	.1	(2,373)	(.1)

Earnings before income taxes	55,961	7.1	43,078	6.8	159,949	5.7	127,982	5.3
Income taxes	19,166	2.4	16,341	2.6	56,467	2.0	48,611	2.0

Net earnings	$36,795	4.7%	$26,737	4.2%	$103,482	3.7%	$79,371	3.3%

Diluted earnings per share	$.50		$.31		$1.29		$.94

Shares used in per share calculations	74,282		85,076		80,176		84,727

Contact: Jerry Moyes, CEO, or Bill Riley, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Total Miles *	504,445	451,832	1,930,937	1,762,784
Loaded Miles *	441,412	$391,942	$1,683,482	1,520,189
Trucking Revenue *	$687,664	$581,519	$2,564,712	$2,207,928
Revenue per Tractor per day	$608	$549	$580	$542
Revenue per loaded mile	$1.5579	$1.4837	$1.5235	$1.4524
Average Linehaul Tractors	17,941	16,551	17,337	15,969
Deadhead Percentage	12.50%	13.25%	12.82%	13.76%
Period End Linehaul Tractor Count
Company	14,898	14,344	14,898	14,344
Owner Operator	3,647	3,692	3,647	3,692

Total	18,545	18,036	18,545	18,036

*	In Thousands

Selected Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2004	2003
Cash	$28,245	$19,055
Total Assets	$2,030,158	$1,820,943
Debt, capital leases and securitization	$621,992	$418,514
Total Liabilities	$1,291,889	$976,328
Equity	$738,269	$844,615

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Year ended
	December 31,
	2004	2003
Net cash provided by operating activities	$364,546	$287,889

Capital Expenditures (net of disposal proceeds)	$(323,806)	$(222,842)
Other investing activities	5,000	(65,127)

Net cash used in investing activities	$(318,806)	$(287,969)

Purchase of treasury stock	$(252,561)	$(18,869)
Other financing activities	216,011	30,074

Net cash provided by (used in) financing activities	$(36,550)	$11,205